UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2011

QUANTUM SOLAR POWER CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52686	27-1616811
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

300-1055 West Hastings Street
Vancouver, BC		V6E 2E9
(Address of principal executive		(Zip Code)
offices)

Registrant's telephone number, including area code		(604) 681-7311

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02          DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Steven Pleging

On July 22, 2011, the Quantum Solar Power Corp. (“the Company”) appointed Steven Pleging as a Director and Chairman of the Board of Directors of the Company.

Prior to founding TeamSolar BV, Mr. Pleging served as CEO of Ecostream International BV, www.ecostream.com, one of the leading suppliers of solar power systems in Europe, where he was instrumental in growing revenues from $15M to over $160M in four years. Prior to joining Ecostream, Mr. Pleging served for over a decade as Business line Manager for the Solar division of Philips Lighting where he managed the entry of Philips into the solar marketplace with an innovative concept of solar inverters for the European market and extensive partner collaboration. Pledging received a Bachelor in Economics from HES Amsterdam.

The Company is still negotiating with Mr. Pleging to determine what compensation he will receive for acting as Chairman of the Board of Directors.

Appointment Dr. Andras Pattantyus-Abraham

Also on July 22, 2011, the Company appointed Andras Pattantyus-Abraham as a Director of the Company.

As Quantum Solar Power Corp's Chief Technology Officer, Dr. Pattantyus-Abraham oversees a team of scientists dedicated to transitioning the company's scientific concept into a National Renewable Energy Laboratory (NREL) certified PV device. Prior to joining Quantum in December 2009, Dr. Pattantyus-Abraham was Principal Scientist at the University of Toronto's Sargent Research Group.

From 2007 to 2009, Pattantyus-Abraham was a Postdoctoral Fellow at the Sargent Research Group, www.light.utoronto.ca, which applies discoveries in nanoscience to applications relevant to energy, health, and sensing. The Sargent Research Group unites chemistry, physics, and engineering within eight experimental laboratories.

In 2007 and 2008, Dr. Pattantyus-Abraham served as a Research Consultant for an Optoelectronics startup and for Applied Biophysics Research Group, University of British Columbia. From 2004 to 2006, Dr. Pattantyus-Abraham was a Postdoctoral Fellow at the Photonic Nanostructures Research Group, University of British Columbia.

Dr. Pattantyus-Abraham earned a Ph.D. in Chemistry from the University of British Columbia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM SOLAR POWER CORP.

Date: July 26, 2011
	By:	/s/ Daryl J. Ehrmantraut
Daryl J. Ehrmantraut
President and Chief Executive Officer